                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                THE TALBOTS INC.
                (Name of Registrant as Specified In Its Charter)

                                THE TALBOTS INC.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                                [TALBOTS LOGO]

                                                                  April 17, 1997

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 22, 1997

Dear Shareholder:

     It is a pleasure for us to extend to you a cordial invitation to attend the 1997 Annual Meeting of Shareholders of The Talbots, Inc. to be held at 10:00 a.m. on May 22, 1997 at The First National Bank of Boston, first floor auditorium, 100 Federal Street, Boston, Massachusetts. The Notice of the Annual Meeting, Proxy Statement and form of proxy are enclosed with this letter.

     Your vote at the Annual Meeting is important to Talbots and we ask you to complete, sign and return the enclosed proxy. Please mark the appropriate box on the proxy card if you plan to attend.

     We look forward to seeing you at the Annual Meeting.

                                            Sincerely,

                                            /s/ ARNOLD B. ZETCHER

                                            ARNOLD B. ZETCHER
                                            President and Chief
                                            Executive Officer

                               THE TALBOTS, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 22, 1997

                            ------------------------

To Talbots Shareholders:

     The Annual Meeting of Shareholders of The Talbots, Inc., a Delaware corporation, will be held at The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts, on Thursday, May 22, 1997, at 10:00 a.m. (the "Annual Meeting"), for the following purposes:

        1.  To elect eight directors for the ensuing year.

        2. To ratify the appointment of Deloitte & Touche LLP as independent auditors for the 1997 fiscal year.

        3. To act upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

     Shareholders of record at the close of business on April 3, 1997 are entitled to notice of and to vote at the Annual Meeting or at any postponement or adjournment thereof.

                                            By order of the Board of Directors,

                                            RICHARD T. O'CONNELL, JR.
                                            Secretary

April 17, 1997

     YOUR VOTE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                               THE TALBOTS, INC.
                                175 BEAL STREET
                          HINGHAM, MASSACHUSETTS 02043

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 22, 1997

                                PROXY STATEMENT

     This Proxy Statement is being furnished to the shareholders of The Talbots, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 22, 1997, at 10:00 a.m., at The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts and at any and all postponements or adjournments thereof (the "Annual Meeting"). At the Annual Meeting, shareholders of the Company are being asked to consider and vote on (1) the election of eight directors, and (2) the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the 1997 fiscal year.

     This Proxy Statement, Notice of the Annual Meeting and accompanying proxy are first being mailed to shareholders on or about April 23, 1997.

                                    GENERAL

     The holders of shares of common stock of the Company of record at the close of business on April 3, 1997 are entitled to vote such shares at the Annual Meeting. On April 3, 1997, there were outstanding 32,917,757 shares of common stock. The presence in person or by proxy of the holders of a majority of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business.

     Each shareholder is entitled to one vote, in person or by proxy, for each share of common stock held as of the record date on each matter to be voted on at the Annual Meeting. Directors are elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting.

     Abstentions and broker non-votes will be included in determining the number of shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists. In determining whether a proposal submitted to shareholders has received the requisite votes for approval, abstentions would be counted and would have the same effect as a vote against the proposal, and broker non-votes would not be counted and would have no effect on the outcome of that vote. However, neither abstentions nor broker non-votes are counted as votes cast in connection with determining the plurality required to elect directors and have no effect on the outcome of that vote.

     Shares of common stock represented by a proxy received in time for the Annual Meeting and properly executed will be voted as specified in the proxy, unless the proxy has previously been revoked. Unless contrary instructions are given in the proxy, it will be voted by the persons designated in the proxy for the election of the Board of Directors' nominees for director for the ensuing year, for ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the 1997 fiscal year and, with respect to any other matters properly submitted to shareholders at the Annual Meeting, as recommended by the Board of Directors or, if no such recommendation is given, in their discretion.

     A proxy may be revoked by filing with the Secretary of the Company, prior to the exercise of the proxy, either a written revocation of that proxy or a new proxy bearing a later date. A proxy may also be revoked by filing a written notice of revocation with the Secretary of the Company at the meeting prior to voting the proxy. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy.

     This proxy solicitation is being made by the Company and the expense of preparing, printing and mailing this Proxy Statement and proxy is being paid by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone by regular employees of the Company without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of common stock.

     More than a majority of the outstanding shares of common stock of the Company is owned by JUSCO (U.S.A.), Inc., a Delaware corporation ("JUSCO USA"), which is a wholly owned subsidiary of JUSCO Co., Ltd., a Japanese retail conglomerate ("JUSCO"). JUSCO USA has advised the Company that it intends to vote all such shares for the election of the nominees for director named in this Proxy Statement and for ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the 1997 fiscal year, thereby assuring election of such nominees for director and the ratification of the appointment of the independent auditors, without the affirmative vote of any other shares of common stock.

                                     ITEM 1

                             ELECTION OF DIRECTORS

     General. Directors will hold office until the next Annual Meeting and until their successors are chosen and qualified, or until their earlier resignation or removal. The Company has inquired of each nominee and determined that each will serve if elected. In the event that any of the nominees should become unavailable for election, the persons named in the accompanying proxy intend to vote for such other person, if any, as the Board of Directors may designate as a substitute nominee.

     All nominees are current directors of the Company. Set forth below is a brief description of the background of each nominee for director. The Board of Directors recommends that shareholders vote "FOR" such nominees for director.

TAKUYA OKADA                                                 Director since 1988

     Mr. Takuya Okada, age 71, has been Chairman of the Board of Directors of the Company since 1988 and the President and a Director of JUSCO USA since 1988. Mr. Okada has served as a Representative Director and Chairman of the Board of Directors and Chief Executive Officer of JUSCO, the Japanese parent corporation of JUSCO USA, since 1984, and as a Managing Director of JUSCO (Europe) B.V. since 1988. Mr. Okada is also a member of the Board of Directors of various other affiliates of JUSCO. Mr. Takuya Okada is the father of Mr. Motoya Okada, a Director of the Company.

ARNOLD B. ZETCHER                                            Director since 1988

     Mr. Zetcher, age 56, joined the Company as President in 1987. He has been President, Chief Executive Officer and a Director of the Company since 1988. Mr. Zetcher was Chairman and Chief Executive Officer of John Breuner Company, a home furnishings division of BATUS in San Francisco, California, and prior to that, Chairman and Chief Executive Officer of Kohl's Food Stores, another BATUS division, in Wisconsin and Illinois. Mr. Zetcher also served as Chairman and Chief Executive Officer of Bonwit Teller in New York and served in various capacities during his 10 years with Federated Department Stores.

EIJI AKIYAMA                                                 Director since 1993

     Mr. Akiyama, age 64, was elected a Director of the Company in November 1993. Mr. Akiyama has served as a Director of JUSCO USA since 1989. Mr. Akiyama served as a Director and Executive Vice President of JUSCO from 1989, when he joined JUSCO, to May 1995, when Mr. Akiyama became Executive Vice Chairman of JUSCO. Prior to 1989, Mr. Akiyama worked for The Dai-Ichi Kangyo Bank, Limited, where he was a Director from 1985 to 1988, and a Managing Director from 1988 to 1989.

CLARK J. HINKLEY                                             Director since 1988

     Mr. Hinkley, age 55, has been Executive Vice President and a Director since 1988 and Executive Vice President and Chief Operating Officer since 1993. He joined the Company in 1987 as Vice President, General Merchandise Manager. From 1984 until 1987, he was Vice President, General Merchandise Manager, Women's Apparel at Dayton Hudson Department Store in Minneapolis, Minnesota. From 1979 to 1984, he was Vice President, General Merchandise Manager, Women's Apparel and Accessories at J.L. Hudson in Detroit, Michigan and served in various other capacities at J.L. Hudson between 1963 and 1979.

MASAHARU ISOGAI                                              Director since 1993

     Mr. Isogai, age 57, was elected a Director of the Company in November 1993. Mr. Isogai, who currently serves as a Senior Advisor to the Company and to JUSCO USA, served as Executive Vice President and General Manager of JUSCO USA from 1989 to 1996 and as a Director of JUSCO from 1992 to 1996. Since 1994, Mr. Isogai has served as Chairman of the Board of Revman Industries Inc., a home furnishings company which is a subsidiary of JUSCO USA. From 1988 to 1989, he was the Chief Representative of JUSCO in the United States.

ELIZABETH T. KENNAN                                          Director since 1993

     Ms. Kennan, age 59, was elected a Director of the Company in November 1993. Ms. Kennan served as President of Mount Holyoke College from 1978 to 1995, at which time she became President Emeritus, and served as President of Five Colleges Incorporated from 1985 to 1994. Ms. Kennan also serves as a Director of The Putnam Funds, Kentucky Home Mutual Life Insurance Company, Kentucky Home Life Insurance Company, NYNEX Corporation and Northeast Utilities. Ms. Kennan is Chairperson of the Company's Audit Committee and a member of the Company's Compensation Committee.

MOTOYA OKADA                                                 Director since 1993

     Mr. Motoya Okada, age 45, was elected a Director of the Company in November 1993. Mr. Okada has served as a Director of JUSCO USA since 1992. Since May 1995, Mr. Okada has served as Senior Managing Director of JUSCO. Mr. Okada served as Managing Director of JUSCO from 1992 to May 1995 and a Director of JUSCO from 1990 to 1992. Mr. Okada has been President of Talbots Japan Co., Ltd., a subsidiary of JUSCO, since 1990. Mr. Motoya Okada is the son of Mr. Takuya Okada, the Chairman of the Board of Directors of the Company.

MARK H. WILLES                                               Director since 1988

     Mr. Willes, age 55, has been a Director of the Company since 1988. Since June 1995, Mr. Willes has served as President and Chief Executive Officer and a Director of The Times Mirror Company, and effective January 1996 was additionally elected Chairman of the Board of The Times Mirror Company. From 1992 to June 1995, Mr. Willes was Vice Chairman of General Mills, Inc. Mr. Willes served as President of General Mills from 1985 to 1992, and as Executive Vice President and Chief Financial Officer of General Mills from 1980 to 1985. Mr. Willes also serves as a Director of Black & Decker Corporation and Ryder System, Inc. Mr.

Willes is Chairperson of the Company's Compensation Committee and a member of the Company's Audit Committee.

     Director Compensation; Attendance; Committees. The Chairman of the Board of Directors receives an annual retainer of $50,000 plus expenses and each other director who is not a part of the Company's management or otherwise compensated as a consultant or advisor to the Company receives an annual retainer of $23,000 plus expenses. Committee chairpersons receive an additional annual retainer of $5,000. Pursuant to the 1995 Directors Stock Option Plan, each director who is not an employee of the Company is entitled to receive annually upon election or reelection to the Board of Directors an option to purchase between 3,000 and 5,000 shares of the Company's common stock at an exercise price equal to the fair market value of the common stock as of the date of grant.

     The Board of Directors held four meetings in fiscal 1996. The Audit Committee and the Compensation Committee each held two meetings in fiscal 1996. There is no standing nominating committee. No director attended fewer than 75% of the meetings of the Board of Directors and of the Committees of which he or she was a member. Mr. Willes and Ms. Kennan are the current members of both the Audit Committee and the Compensation Committee.

     Audit Committee. The Audit Committee functions as a communication point among non-Audit Committee directors, the independent auditors, the internal audit personnel and the Company's management as their respective duties relate to financial accounting, reporting and internal controls. The Audit Committee assists the Board of Directors in fulfilling its responsibilities with respect to accounting policies, internal controls, financial and operating controls, standards of corporate conduct and performance, and reporting practices of the Company and the sufficiency of auditing. Ms. Kennan is Chairperson of the Audit Committee.

     Compensation Committee. The principal responsibilities of the Compensation Committee include determination and administration of compensation for the senior officers of the Company including salary and incentive based plans, determination of awards under and administration of the Company's 1993 Executive Stock Based Incentive Plan, and ongoing review, in consultation with Company executive management, the Board of Directors, and outside compensation consultants as necessary, of the policies relating to compensation of the Company's senior officers, with the goal of encouraging superior Company performance. Mr. Willes is Chairperson of the Compensation Committee.

                             EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth information on compensation earned in fiscal years 1996, 1995 and 1994 by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                                                COMPENSATION
                                                                                -------------
                                                                                  AWARDS(1)
                                                                                -------------
                                                 ANNUAL COMPENSATION              NUMBER OF
                                          ---------------------------------      SECURITIES        ALL OTHER
                                          FISCAL                                 UNDERLYING       COMPENSATION
      NAME AND PRINCIPAL POSITION          YEAR      SALARY($)     BONUS($)     OPTIONS/SARS#        ($)(2)
  ------------------------------------    ------     ---------     --------     -------------     ------------
  Arnold B. Zetcher, President and         1996       697,500      461,100         100,000           41,487
  Chief Executive Officer                  1995       637,500      540,000         100,000           38,685
                                           1994       637,500      502,000         100,000           67,835

  Clark J. Hinkley, Executive Vice         1996       445,000      165,900          50,000           24,032
  President and Chief Operating            1995       419,650      208,000          50,000           24,726
  Officer                                  1994       381,500      257,500          50,000           39,752

  Edward L. Larsen, Senior Vice            1996       265,848       97,600          23,000           15,905
  President, Finance, Treasurer and        1995       250,800      115,462          23,000           15,809
  Chief Financial Officer                  1994       234,360      127,433          23,000           18,974

  Stuart M. Stolper, Senior Vice           1996       254,824       93,600          23,000           16,461
  President, Human Resources               1995       240,400      110,674          23,000           15,340
                                           1994       224,640      122,148          23,000           21,532

  Richard T. O'Connell, Jr., Senior        1996       217,210       79,800          23,000            4,500
  Vice President, Legal and Real           1995       203,000       93,456          23,000            4,500
  Estate, and Secretary                    1994       187,920      102,182          23,000           18,864

---------------

(1) In addition to the above listed options, restricted stock awards were made on November 18, 1993, the date of the Company's Initial Public Offering ("IPO"). Restricted stock awards vest in thirds in years three, four and five on the anniversary of the grant date. Holders of restricted stock are entitled to receive all declared dividends. The number and value of the restricted stock holdings at the end of fiscal 1996 for each of the Named Executive Officers is: Mr. Zetcher, 30,300 shares, $855,672; Mr. Hinkley, 13,727 shares, $387,650; Mr. Larsen, 6,760 shares, $190,902; Mr. Stolper,
    6,760 shares, $190,902; and Mr. O'Connell, 6,760 shares, $190,902. These values are calculated by multiplying the total number of restricted shares by the closing price of the Company's common stock on the last trading day of fiscal 1996, $28.25, net of consideration of $0.01 per share paid by each Named Executive Officer.

(2) The amounts shown for each employee represent Company contributions to the Retirement Savings Voluntary Plan and the Supplemental Savings Plan.

     Option/SAR Grants in Last Fiscal Year. The table below shows information regarding grants of stock options made to the Named Executive Officers during fiscal 1996, all of which were made under the Company's 1993 Executive Stock Based Incentive Plan. The amounts shown for each of the Named Executive Officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and ten percent over the full ten year term of the options, which would result in common stock prices of approximately $46.42 and $73.92, respectively. These potential realizable values are based solely on arbitrarily assumed rates of appreciation specified in applicable regulations promulgated by the Securities and Exchange Commission (the "SEC"). Actual gains, if any, on option exercises and common stock holdings are dependent on the future performance of the Company's common stock and overall stock market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved. No stock appreciation rights ("SARs") have been granted or are outstanding.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR



                                                                                      POTENTIAL REALIZABLE VALUE
                          NUMBER OF       % OF TOTAL                                   AT ASSUMED ANNUAL RATES
                          SECURITIES     OPTIONS/SARS                                 OF STOCK PRICE APPRECIATION
                          UNDERLYING      GRANTED TO     EXERCISE OR                    FOR OPTION TERM($)(2)
                         OPTIONS/SARS    EMPLOYEES IN    BASE PRICE     EXPIRATION    ---------------------------
         NAME            GRANTED(#)(1)   FISCAL YEAR      ($/SH)(2)        DATE           5%             10%
-----------------------  ------------    ------------    -----------    ----------    ---------       -----------
Arnold B. Zetcher           100,000          20.7           28.50         11/1/06      1,792,350       4,542,166
Clark J. Hinkley             50,000          10.3           28.50         11/1/06        896,175       2,271,083
Edward L. Larsen             23,000           4.8           28.50         11/1/06        412,240       1,044,698
Stuart M. Stolper            23,000           4.8           28.50         11/1/06        412,240       1,044,698
Richard T. O'Connell, Jr.    23,000           4.8           28.50         11/1/06        412,240       1,044,698

---------------

(1) Options become exercisable in one-third increments on November 1, 1997, November 1, 1998 and November 1, 1999.

(2) Options were granted on November 1, 1996. The exercise price of the options was determined based on the closing price of the Company's common stock of $28.50 per share on the grant date as reported by the New York Stock Exchange.

     Option Exercises And Year-End Option Holdings. The following table shows information regarding option exercises during fiscal 1996 as well as fiscal 1996 year-end option holdings for each of the Named Executive Officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                    NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                           SHARES       VALUE      UNDERLYING UNEXERCISED               IN-THE-MONEY
                         ACQUIRED ON   REALIZED   OPTIONS/SARS AT FY-END(#)     OPTIONS/SARS AT FY-END($)(1)
         NAME            EXERCISE(#)     ($)      EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
-----------------------  -----------   --------   -------------------------   ---------------------------------
Arnold B. Zetcher             --          --           235,897/200,001                     1,189,108/0
Clark J. Hinkley              --          --           111,557/100,001                       538,633/0
Edward L. Larsen              --          --             53,323/46,001                       265,335/0
Stuart M. Stolper             --          --             53,323/46,001                       265,335/0
Richard T. O'Connell, Jr.     --          --             53,323/46,001                       265,335/0

---------------

(1) The value of unexercised, in-the-money options at fiscal year end is the difference between the exercise price and the fair market value of the underlying stock on the last trading day of the fiscal year 1996. The fair market value of the Company's common stock on the last trading day of fiscal year 1996 was $28.25 per share. The values in the column "Value of Unexercised In-the-Money Options/SARs at Fiscal Year-

    End" have not been and may never be realized and actual gains, if any, on exercise will depend upon the value of the underlying common stock on the date of exercise.

     Retirement Benefits. The Company has a tax-qualified defined benefit plan for salaried employees which provides pensions payable at retirement to each eligible employee. The Company also has a supplemental retirement plan for certain of its salaried employees which provides generally for the payment of supplemental benefits equal to that portion of pension benefits earned under the terms of the pension plan for salaried employees in excess of certain statutory limits. The amount of an employee's benefits depends on factors including average final compensation and years of credited service up to thirty years. Benefits vest after five years of service. The following table sets forth the aggregate estimated annual retirement benefits as of February 1, 1997 provided under the two plans.

                               PENSION PLAN TABLE

                                                             YEARS OF CREDITED SERVICE
                 ------------------------------------------------------------------------------------------------------------------
REMUNERATION          5                10               15               20               25               30               35
------------     ------------     ------------     ------------     ------------     ------------     ------------     ------------
 $  125,000             9,380           18,759           28,139           37,518           46,898           56,277           56,277
    150,000            11,380           22,759           34,139           45,518           56,898           68,277           68,277
    175,000            13,380           26,759           40,139           53,518           66,898           80,277           80,277
    200,000            15,380           30,759           46,139           61,518           76,898           92,277           92,277
    225,000            17,380           34,759           52,139           69,518           86,898          104,277          104,277
    250,000            19,380           38,759           58,139           77,518           98,898          116,277          116,277
    300,000            23,380           46,759           70,139           93,518          116,898          140,277          140,277
    350,000            27,380           54,759           82,139          109,518          136,898          164,277          164,277
    400,000            31,380           62,759           94,139          125,518          156,898          188,277          188,277
    450,000            35,380           70,759          106,139          141,518          176,898          212,277          212,277
    500,000            39,380           78,759          118,139          157,518          196,898          236,277          236,277
    550,000            43,380           86,759          130,139          173,518          216,898          260,277          260,277
    600,000            47,380           94,759          142,139          189,518          236,896          284,277          284,277
    650,000            51,380          102,759          154,139          205,518          256,898          308,277          308,277
    700,000            55,380          110,759          166,139          221,518          276,898          332,277          332,277
    750,000            59,380          118,759          178,139          237,518          296,898          356,277          356,277
    800,000            63,380          126,759          190,139          253,518          316,898          380,277          380,277
    850,000            67,380          134,759          202,139          269,518          336,898          404,277          404,277
    900,000            71,380          142,759          214,139          285,518          356,898          428,277          428,277
    950,000            75,380          150,759          226,139          301,518          376,898          452,277          452,277
  1,000,000            79,380          158,759          238,139          317,518          396,898          476,277          476,277
  1,050,000            83,380          166,759          250,139          333,518          416,898          500,277          500,277
  1,100,000            87,380          174,759          262,139          349,518          436,898          524,277          524,277
  1,150,000            91,380          182,759          274,139          365,518          456,898          548,277          548,277
  1,200,000            95,380          190,759          286,139          381,518          476,898          572,277          572,277
  1,250,000            99,380          198,759          298,139          397,518          496,898          596,277          596,277

     The years of credited service under the two plans at February 1, 1997 for Messrs. Zetcher, Hinkley, Larsen, Stolper and O'Connell were 9, 9, 6, 19 and 10, respectively. Covered compensation under the pension plan and the supplemental retirement plan at February 1, 1997 for Messrs. Zetcher, Hinkley, Larsen, Stolper and O'Connell was $1,082,456, $612,685, $364,265, $337,773, and
$265,231, respectively. Covered compensation under the two plans includes salary and bonus and any amounts deferred under any formal plan of deferred compensation sponsored by the Company but excludes other forms of compensation included in the

Summary Compensation Table. Benefits set forth in the Pension Plan Table are computed on the basis of a straight life annuity, payable at age 65, and are subject to deduction for any benefits paid or payable from a predecessor pension plan but are not subject to deduction for social security.

     Employment Agreements and Change in Control Agreements. The Company has employment agreements with each of Mr. Zetcher and Mr. Hinkley (the "Executives") which continue until the end of fiscal 1999. At the beginning of fiscal 2000 and at the beginning of the fiscal year each three years thereafter, each agreement will automatically be extended for three additional years unless at least six months prior to such date either party gives notice that such agreement will not be extended. The Executive may not directly or indirectly engage in or carry on any business in competition with the principal business of the Company for a period of two years after the termination of his employment with the Company if such termination was made by such Executive without good reason or by the Company for cause.

     Mr. Zetcher's agreement provides for his employment as President and Chief Executive Officer of the Company at a base salary, to be reviewed annually, of not less than his 1993 base salary. Mr. Hinkley's agreement provides for his employment as Executive Vice President of the Company at a base salary, to be reviewed annually, of not less than his 1993 base salary. Each Executive is also eligible to receive a cash bonus each year pursuant to the Company's Management Incentive Plan ("MIP") and is entitled to certain insurance, retirement and other benefits and to reimbursement of certain expenses.

     If the employment of an Executive is terminated by the Company without cause or by the Executive for good reason, the Executive will be entitled to a separation allowance in a single lump payment equal to twice the sum of (i) his annual base salary at the rate in effect at the time his employment was terminated and (ii) the annual bonus paid or payable to him for the year immediately prior to the year in which his employment was terminated. In addition, each Executive would be entitled to benefits under the executive medical, dental and life insurance plans of the Company for up to two years subsequent to termination. Each Executive would also have the right to exercise his unexercised vested stock options for a period of not less than three years from termination.

     In the event there is a "change in control" of the Company, and, within 24 months thereafter, an Executive's employment is terminated either by the Company without cause or by the Executive for good reason, the Executive will be entitled to payment of an amount equal to (i) two times in the case of Mr. Zetcher, and one and one-half times in the case of Mr. Hinkley, the sum of such Executive's annual base salary (equal to the greater of the rate in effect on his termination date or 180 days prior thereto) and the maximum bonus payable to him under the MIP in effect as of the last full fiscal year prior to his termination date, (ii) the maximum bonus payable to such Executive under the MIP for the year in which such Executive's employment was terminated, pro rated for the portion of the year in which such Executive was employed, and (iii) three times the present value of such Executive's accrued benefits under the Company's supplemental retirement plan as of the date of termination. Any grant of restricted stock made to such Executive under the Executive Stock Plan will also provide for acceleration of vesting upon such Executive's termination of employment within 24 months after a change in control. Each Executive would also be entitled to certain insurance and other benefits after termination for up to two years in the case of Mr. Zetcher and eighteen months in the case of Mr. Hinkley.

     The Company has also entered into a change in control agreement with each of Messrs. Larsen, Stolper and O'Connell and certain other officers. Under each agreement, if the Company terminates such officer's employment without cause within twelve months following a "change in control", the Company will pay to such officer an amount equal to the sum of (i) such officer's annual base salary at the rate in effect on the date of termination and (ii) an amount calculated in accordance with a formula which takes into account such officer's annual base salary, the job level and performance of such officer, and the financial performance of the

Company. In addition, each officer would be entitled to certain insurance and other benefits for up to one year after termination.

Report on Compensation of Executive Officers

     Compensation matters for the Company's executive officers for fiscal 1996 were reviewed and approved by the Compensation Committee of the Board of Directors.

     The overall objective of the Company's executive compensation program is to attract and retain the highest quality executives to manage and lead the Company, and to provide annual and long term incentives to management, based on both Company performance and individual performance, in order to build and sustain value for shareholders.

     The Company's compensation program for its executive officers consists of three basic components: base salary, annual incentive compensation, and stock based compensation.

     In order to assess the general competitiveness of its overall pay structure for senior management, at regular intervals the Company obtains published surveys of compensation practices of the retail industry from independent compensation consultants and trade group publications. From this published data the Company compares positions of a similar size, scope and complexity. The companies included in such published surveys of the general retail industry include both apparel and nonapparel companies (the "retail survey group"), and are a broader range and not necessarily the same retail companies as included in the Peer Group index of selected retail apparel companies set forth in the Performance Graph below.

     Base Salary. Base salary ranges for fiscal 1996 for the Company's executive officers including the Chief Executive Officer were targeted to be approximately at or near the 50th percentile range of base pay of the retail survey group for positions of similar size, scope and complexity.

     Base pay for fiscal 1996 for the Company's executive officers other than the Chief Executive Officer was initially established by the Chief Executive Officer, subject to review and ratification by the Compensation Committee, based on his evaluation and assessment of each individual's level of responsibility and performance over the previous year. The Chief Executive Officer's base pay for fiscal 1996 was established by the Compensation Committee by reference to general economic and industry conditions, relative Company performance and his individual 1996 performance in leading the Company as assessed and evaluated by the Compensation Committee. All of these factors were equally weighted, except for general economic conditions which had a lesser weighting. The evaluation and assessment of the Chief Executive Officer's individual 1996 performance, which by its nature was subjective, took into account the Company's 1996 earnings and financial results, the Company's ongoing geographical expansion of stores and selling space, the continuing development of new business concepts, and the performance of the Company's catalog operations.

     Management Incentive Plan. The Company believes that a substantial percentage of each executive officer's compensation should be tied directly to the financial performance of the Company as well as the executive's individual performance. Annual incentive compensation for fiscal 1996 for executive officers including the Chief Executive Officer was determined pursuant to the Company's MIP. Cash incentive awards under the MIP are made annually to those management employees who are in certain established position levels within the Company including all executive officers.

     Awards granted pursuant to the MIP are based on the following factors: a Company financial performance rating and an individual performance rating. For fiscal 1996 the Company performance rating was based on the Company's earnings per share in relation to a preestablished earnings per share target. The individual performance rating was based on a subjective evaluation and assessment of each individual's performance during the year measured against his or her responsibilities for the year.

     For fiscal 1996, Company performance ratings against the preestablished earnings goal ranged from zero to 1.8 and individual performance ratings ranged from zero to 1.5. These ratings were combined with the participant's target incentive participation rate (which is a percentage of base salary based on position level and for fiscal 1996 ranged from 20% for certain officers up to 45% for the Chief Executive Officer position). The weights assigned were 50% for Company performance ratings and 50% for individual performance ratings.

     For fiscal 1996 MIP awards, the Company's performance rating against the earnings per share goal, which was internally established for MIP purposes, was
1.13. The Chief Executive Officer made recommendations to the Compensation Committee on the individual performance ratings for all executive officers other than himself. The Compensation Committee then reviewed and finally approved the fiscal 1996 individual performance ratings for all executive officers including the Chief Executive Officer. Individual performance ratings for the executive officers named in the Summary Compensation Table averaged 1.26 for fiscal 1996.

     Stock Based Compensation. The Board of Directors and the Compensation Committee are each of the view that stock ownership or its equivalent by management serves to align the interests of management with the Company's shareholders.

     Stock options are granted at fair market value at the time of grant and are intended to align executive compensation opportunities with shareholder returns. Stock options are intended to provide long term compensation, and future grants of options or other awards will be periodically reviewed and determined by the Compensation Committee of the Board. Stock options granted during fiscal 1996 were made at levels determined by the Compensation Committee to be at or near the median for annual stock grants of a group of certain retail companies considered by the Compensation Committee and its outside compensation consultant.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a deduction to publicly traded companies to the extent of excess compensation over $1 million paid to the chief executive officer or to any of the four other most highly compensated executive officers. Qualifying performance based compensation will not be subject to the deduction limit if certain requirements are met. The Company does not believe that Section 162(m) deduction limits for fiscal 1997 will be material in terms of net financial effect or number of persons covered and therefore the Company does not intend to restructure fiscal 1997 compensation arrangements. The Company and the Compensation Committee will continue to monitor this matter.

                                            Compensation Committee
                                            of the Board of Directors:

                                            Mark H. Willes, Chairperson
                                            Elizabeth T. Kennan

Performance Graph

     The following graph compares the percentage change in the cumulative total shareholders' return on the Company's common stock on a year end basis, using the last day of trading prior to the Company's fiscal year end, from November 19, 1993, the first trading day of the Company's common stock, to February 1, 1997 with the cumulative total return on the Standard & Poor's 500 Stock Index and the Dow Jones Retailers-All Specialty Index for the same period. In accordance with the rules of the SEC, the returns are indexed to a value of $100 at November 19, 1993 and assume that all dividends were reinvested.

           COMPARISON OF YEAR END CUMULATIVE TOTAL RETURN OF TALBOTS, S&P 500 INDEX, AND DOW JONES RETAILERS-ALL SPECIALTY INDEX


        MEASUREMENT PERIOD                                                      DOW JONES RETAILERS -
      (FISCAL YEAR COVERED)          THE TALBOTS, INC.   STANDARD & POOR'S 500     ALL SPECIALTY
11/19/93                                   100                 100                     100
1/28/94                                    107                 104                      95
1/27/95                                    137                 105                     100
2/2/96                                     126                 145                     105
1/31/97                                    128                 183                     125

     Compensation Committee Interlocks and Insider Participation. The Compensation Committee of the Board of Directors is comprised of two outside independent directors, Mark H. Willes and Elizabeth T. Kennan.

     Mr. Isogai, a director of the Company, is Chairman of the Board of Directors of Revman Industries Inc., a subsidiary of JUSCO USA. Mr. Zetcher, President, Chief Executive Officer and a director of the Company, is also a director of Revman Industries Inc. The Company has a consulting contract with Mr. Isogai under which he provides advice with respect to strategic planning and other related issues concerning the Company and maintains on behalf of the Company a working relationship with banks and other financial institutions, in particular Japanese banks. The Company compensates Mr. Isogai with an annual fee of $250,000 plus expenses for his services, which fee is subject to annual adjustment. The contract may be terminated by either party upon prior written notice at any time following the fifth anniversary of the contract.

     Certain Transactions With Related Parties. In connection with the Company's IPO in 1993, the Company, through its wholly owned subsidiary The Classics Chicago, Inc. ("Classics Chicago"), purchased the Talbots trade name and certain other trademarks (the "Trademarks") in the "Territory" (being all countries of the world other than Australia, New Zealand, Japan, China and certain other Asian countries) from JUSCO (Europe) B.V. ("JUSCO (Europe)"), a subsidiary of JUSCO. Under the trademark purchase agreement and a license agreement with Classics Chicago, the Company also obtained the non-exclusive right to manufacture products bearing the Trademarks outside the Territory for export to the Territory and, for a royalty equal to 1% of net catalog sales outside the Territory, to distribute catalogs bearing the Trademarks and to make catalog sales to customers of the Company outside the Territory. Such catalog license may be terminated by JUSCO (Europe) at any time with four months prior written notice. Talbots Japan Co., Ltd. ("Talbots Japan"), a subsidiary of JUSCO, is the non-exclusive licensee of the Trademarks within Japan and other countries outside the Territory. Under the trademark purchase agreement, JUSCO (Europe) retains the right in its discretion to disapprove the assignment by Classics Chicago of any rights in the Trademarks in the Territory to any party. Such retained right may be purchased by Classics Chicago at its option should JUSCO (Europe) attempt to sell or otherwise transfer such retained right to a third party or should JUSCO (Europe) and its affiliates cease to own a majority of the Company's voting stock. The purchase price to Classics Chicago of such retained right will be the lesser of the fair market value of such retained right on the date of exercise of the option and $2.0 million. Classics Chicago licenses the right to use the Trademarks to the Company and its other subsidiaries.

     The Company has a services agreement with Talbots Japan under which the Company renders services, primarily in the merchandising and import operation areas, as requested by Talbots Japan on a cost reimbursement basis. At February 1, 1997, the amount due from Talbots Japan under this services agreement was approximately $486,636. In addition, at February 1, 1997, approximately $4,122,245 was due to the Company from Talbots Japan for merchandise purchases in the ordinary course. The Company also realizes certain net expenses from time to time in the ordinary course of its merchandising and sales relationship with Talbots Japan which are not material in amount. During 1996, the Company also made its merchandising and store management information systems available to Talbots Japan. The Company charges back to Talbots Japan all one time and ongoing costs related to this project. At February 1, 1997, the amount due from Talbots Japan under this agreement was $344,984.

     In February 1995, the Company implemented a stock repurchase program (the "Repurchase Program") for the purchase of up to one million shares of the Company's common stock over a two year period. In October 1995 the Company completed the Repurchase Program and in November 1995, the Company extended the Repurchase Program for the purchase of up to an additional $40 million of its common stock over a period of up to an additional two years. Under the Repurchase Program, the Company repurchases shares in the open market and purchases a proportionate number of shares from JUSCO USA so as to maintain the same percentage stock ownership of the Company between JUSCO USA and the public shareholders. The price of the common stock purchased from JUSCO USA is equal to the weighted average price of the common stock paid to the public shareholders.

     JUSCO USA, the Company and its domestic subsidiaries entered into a tax allocation agreement at the time of the Company's 1993 IPO to provide for the allocation of (1) consolidated federal income tax liability and any similar state or local taxes and (2) all other taxes. Under the agreement, JUSCO USA, the Company and its domestic subsidiaries would generally share the consolidated federal income tax liability and liability for similar state and local taxes in accordance with their election for earnings and profits purposes. In addition, the tax allocation agreement provides that JUSCO USA, the Company and its domestic subsidiaries would be separately responsible for taxes other than consolidated federal income taxes and any similar state and local taxes allocable to it. However, the allocation would only be applicable as to any year in which JUSCO USA owned at least 80% of the common stock of the Company and since the date of the 1993 IPO, JUSCO USA has owned significantly less than 80% of the Company's common stock. See "Beneficial Ownership of Common Stock."

     Concurrently with the Company's 1993 IPO, JUSCO USA entered into a shareholder's agreement with the Company pursuant to which the Company agreed, subject to certain limitations, to provide JUSCO USA with one demand registration right per year, upon exercise of which the Company would be obligated to register under the Securities Act of 1933, as amended (the "Securities Act") and applicable state securities law, at the expense of JUSCO USA, some or all of the Company's common stock beneficially owned by JUSCO USA. The agreement also provides that if the Company proposes to register shares of common stock under the Securities Act for its own account, then JUSCO USA has a right to request that the Company register JUSCO USA's shares of Company common stock. JUSCO USA will bear the incremental cost of registering its shares in any such offering. If JUSCO USA's shares of the Company's common stock are not included in two registrations of shares of common stock by the Company for the Company's own account due to the judgment of the managing underwriter to exclude JUSCO USA's shares, the Company will file an additional registration statement to register JUSCO USA's shares, and expenses incurred in connection with such additional registration will be paid by the Company. The Company and JUSCO USA will indemnify each other against certain liabilities under the Securities Act of 1933 in connection with any such registration statements.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     Certain Beneficial Owners. The following table sets forth certain information as to beneficial ownership of each person known to the Company to own beneficially more than 5% of the outstanding common stock of the Company as of March 1, 1997. Such beneficial owner has sole voting and investment power as to such shares.

   BENEFICIAL OWNER       NUMBER OF SHARES     PERCENT OF CLASS
----------------------    ----------------     ----------------
JUSCO (U.S.A.), Inc.         20,862,599              63.4%
520 Madison Ave.
New York, NY 10022

     Stock Ownership of Directors and Executive Officers. The following table sets forth certain information as to beneficial ownership of the outstanding common stock of the Company, as of March 1, 1997, by each director and nominee of the Company, each of the executive officers listed in the Summary Compensation Table, and all executive officers and directors of the Company as a group. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to such shares. No director, nominee or executive officer beneficially owns more than one percent of the total outstanding common stock, and all directors and executive officers as a group own approximately 3.7 percent of the total outstanding common stock.

                                  NO. OF SHARES
                                    OF COMMON
   NAME OF BENEFICIAL OWNER        STOCK(1)(2)
-------------------------------   -------------
T. Okada.......................       21,666
A.B. Zetcher...................      300,976
E. Akiyama.....................        3,000
M. Isogai......................        6,000


                                  NO. OF SHARES
                                    OF COMMON
   NAME OF BENEFICIAL OWNER        STOCK(1)(2)
-------------------------------   -------------
E.T. Kennan....................        1,683
M. Okada.......................        3,000
M.H. Willes(3).................        6,433
C.J. Hinkley...................      140,465

                                  NO. OF SHARES
                                    OF COMMON
   NAME OF BENEFICIAL OWNER        STOCK(1)(2)
-------------------------------   -------------
E.L. Larsen....................       88,391
R.T. O'Connell, Jr.............       68,130
S.M. Stolper...................       69,028


                                  NO. OF SHARES
                                    OF COMMON
   NAME OF BENEFICIAL OWNER        STOCK(1)(2)
-------------------------------   -------------
All executive officers and
  directors as a group (4).....    1,208,782

---------------

(1) The shares listed include shares of restricted stock granted, and subject to forfeiture, under the Company's 1993 Executive Stock Based Incentive Plan, as follows: Mr. Zetcher, 30,300; Mr. Hinkley, 13,727; Mr. Larsen, 6,760, Mr. Stolper, 6,760; Mr. O'Connell, 6,760; and all executive officers as a group, 108,973. The listed shares also include shares subject to currently exercisable stock options as follows: Mr. T. Okada, 1,666; Mr. Zetcher, 235,897; Mr. Akiyama, 1,000; Mr. Isogai 1,000; Ms. Kennan, 1,333; Mr. M.
    Okada, 1,000; Mr. Willes, 1,333; Mr. Hinkley, 111,557; Mr. Larsen, 53,323;
    Mr. Stolper, 53,323; Mr. O'Connell, 53,323; and all executive officers and directors as a group 893,838.

(2) Messrs. T. Okada, E. Akiyama, M. Okada and M. Isogai are directors of the Company and are each directors or officers or both of JUSCO and JUSCO USA. Each disclaims beneficial ownership of the common stock of the Company owned by JUSCO USA and such shares are not included in their individual share ownership.

(3) Includes 100 shares held by the son of Mr. Willes, as to which shares Mr. Willes disclaims beneficial ownership.

(4) Includes 5,080 shares held by immediate family members or family trusts, as to which shares beneficial ownership is disclaimed.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file reports regarding ownership of the Company's common stock with the SEC, and to furnish the Company with copies of all such filings. Based on a review of these filings, the Company believes that all filings were timely made.

                                     ITEM 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Deloitte & Touche LLP as the Company's independent auditors to make an examination of the accounts of the Company for the 1997 fiscal year. Deloitte & Touche LLP has served as the Company's independent auditors since 1988. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

               SHAREHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

     Any proposal of a shareholder intended to be presented at the Company's 1998 Annual Meeting of Shareholders must be received by the Secretary of the Company, for inclusion in the Company's proxy statement, notice of meeting and proxy relating to the 1998 Annual Meeting, not later than December 24, 1997.

     The Company's Bylaws establish an advance written notice procedure for shareholders seeking to nominate candidates for election as directors at any annual meeting of shareholders, or to bring business before an annual meeting of shareholders of the Company. The Bylaws provide that only persons who are nominated by, or at the direction of, the Board, or by a shareholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Bylaws also provide that at any meeting of shareholders only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board or, in the case of an annual meeting of shareholders, by a shareholder who has given timely written notice to the Secretary of the Corporation of such shareholder's intention to bring such business before such meeting. Under the Bylaws, for any such shareholder notice to be timely, such notice must be received by the Corporation in writing not less than 60 days nor more than 90 days prior to the meeting, or in the event that less than 70 days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, to be timely, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made. Under the Bylaws, a shareholder's notice must also contain certain information specified in the Bylaws.

     SHAREHOLDERS, UPON WRITTEN REQUEST TO THE INVESTOR RELATIONS DEPARTMENT OF THE COMPANY, 175 BEAL STREET, HINGHAM, MASSACHUSETTS 02043, MAY RECEIVE, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, REQUIRED TO BE FILED WITH THE SEC FOR THE 1996 FISCAL YEAR.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting as recommended by the Board of Directors or, if no such recommendation is given, in the discretion of the proxy holders.

                                            THE TALBOTS, INC.

Hingham, Massachusetts
April 17, 1997

                                                                      1247-PS-97

                                  DETACH HERE


                THE TALBOTS, INC. ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 22, 1997

P            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                         DIRECTORS OF THE TALBOTS, INC.
R
         The undersigned hereby appoints Edward L. Larsen, Stuart M. Stolper,
O and Richard T. O'Connell, Jr., and each or any of them, with power of substitution, proxies for the undersigned and authorizes each of them to
X represent and vote, as designated, all of the shares of stock of The Talbots, Inc. (the "Company") which the undersigned may be entitled to vote
Y at the Annual Meeting of Shareholders of the Company to be held at The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts on May 22, 1997, and at any adjournments or postponements of such meeting.

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO CONTRARY DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2. PLEASE VOTE PROMPTLY.

                                                          ------------
          CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
                                                               SIDE
                                                          ------------

TALBOTS                                                      THIS IS YOUR PROXY.

                                                         YOUR VOTE IS IMPORTANT.


Regardless of whether you plan to attend the Annual Meeting of Shareholders, please ensure that your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.


                     COMPANY HIGHLIGHTS DURING FISCAL 1996

- Net sales increased 4% over fiscal 1995 to reach $1,018.8 million, surpassing $1 billion for the first time.

- Earnings per share were $1.92 for fiscal 1996, an increase of 5% over fiscal 1995.

-  During the fiscal year, the Company opened 75 new stores.

- In May 1996, the Company's Board of Directors approved an increase in the quarterly cash dividend to $0.09 per share from $0.07 per share.


                                  DETACH HERE
--------------------------------------------------------------------------------

[X] Please mark
    votes as in
    this example.

    1. ELECTION OF DIRECTORS                                                       FOR  AGAINST  ABSTAIN
    To elect the following Nominees as Directors:     2. SELECTION OF AUDITORS    [   ]  [   ]    [  ]
    Takuya Okada, Arnold B. Zetcher, Eiji Akiyama,       Proposal to ratify the
    Clark J. Hinkley, Masaharu Isogai,                   appointment of Deloitte
    Elizabeth T. Kennan, Motoya Okada, and               & Touche LLP as auditors
    Mark H. Willes.                                      for the 1997 fiscal year.

           FOR          WITHHELD
          [   ]          [   ]


    [   ]
          -----------------------------------------
          for all nominees except as noted above

                                                           MARK HERE                        MARK HERE
                                                          FOR ADDRESS   [   ]              IF YOU PLAN  [  ]
                                                          CHANGE AND                        TO ATTEND
                                                          NOTE AT LEFT                     THE MEETING


                                                     (Please sign exactly as your name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)






Signature:                     Date:                 Signature:                                  Date:
                                                                --------------------------------       --------------------